UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DATALINK CORPORATION
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DATALINK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2007

The Annual Meeting of Stockholders of Datalink Corporation will be held at the offices of the Company located at 8170 Upland Circle, Chanhassen, Minnesota, on Tuesday, May 15, 2007, at 3:00 p.m. local time for the following purposes:

1.     To elect eight directors, each to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

2.     To approve an increase in shares available under the Datalink Corporation 2000 Director Stock Option Plan, as amended, from 300,000 to 550,000.

3.     To act upon any other business as may properly come before the Annual Meeting.

Holders of our common stock at the close of business on March 19, 2007 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Jeffrey C. Robbins, Secretary

Minneapolis, Minnesota
March 29, 2007

To assure your representation at the meeting, please sign, date and return your proxy on the enclosed proxy card whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.

PROXY STATEMENT
OF
DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317-8589

Time, Date and Place of Annual Meeting

This Proxy Statement is furnished to the stockholders of Datalink Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders or any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of the Company located at 8170 Upland Circle, Chanhassen, Minnesota, on Tuesday, May 15, 2007, at 3:00 p.m. local time. The mailing of this Proxy Statement to the Company’s stockholders commenced on or about April 1, 2007.

Information Concerning the Proxy

We have enclosed a proxy card for your use. The Board of Directors solicits you to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. However, if no direction is given by a stockholder, the shares will be voted as recommended by our Board of Directors. The giving of a proxy does not preclude the right to vote in person should a stockholder giving the proxy so desire. Any stockholder giving a proxy may revoke it any time prior to its use, either in person at the Annual Meeting or by giving our Secretary a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and the cost of forwarding the material to the beneficial owners of the common stock. Our directors, officers and regular employees may solicit proxies by telephone or personal conversation. No additional compensation will be paid to our directors, officers or other regular employees for such services. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of our proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in doing so.

Under our Amended and Restated Articles of Incorporation, an action of the stockholders requires the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the stockholders, except where a larger proportion is required by Minnesota law. If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that particular matter. Accordingly, an abstention on any matter will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE
Election of Directors

Proxies solicited by our Board of Directors will, unless otherwise directed, be voted FOR the election of eight nominees to serve as directors for one-year terms expiring at the next annual meeting of stockholders and until a successor is elected and qualified, or earlier, if the director resigns, is removed, or becomes disqualified. The Board of Directors has nominated all of our current eight directors to stand for re-election at the Annual Meeting. The eight nominees are Brent G. Blackey, Paul F. Lidsky, Margaret A. Loftus, Greg R. Meland, J. Patrick O’Halloran, James E. Ousley, Robert M. Price, and Charles B. Westling. All of the nominees are now directors.

The Board of Directors believes that all of the nominees are available and will serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees or reduce the number of directors. In that event, the shares represented by the proxy cards returned to us will be voted for the substitute nominees, unless an instruction to the contrary is indicated on the proxy card. The following information is furnished with respect to these nominees:

Director Biographical Information

Name	Age	Position
Greg R. Meland	53	Chairman of the Board and Director
Charles B. Westling	48	President, Chief Executive Officer and Director
Brent G. Blackey	48	Director
Paul F. Lidsky	53	Director
Margaret A. Loftus	62	Director
J. Patrick O’Halloran	50	Director
James E. Ousley	61	Director
Robert M. Price	76	Director

Greg R. Meland, age 53, our Chairman joined us in 1991 as our Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993. In December 2005, he became our Chairman of the Board. Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989), most recently as the North Central U.S. Director of Sales. Mr. Meland is Mr. Price’s son-in-law.

Brent G. Blackey, age 48, was elected as a director in April 2006. Since 2004, Mr. Blackey has served as President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Mr. Blackey also serves on the University of Minnesota, Carlson School of Management Board of Overseers.

Paul F. Lidsky, age 53, was elected as a director in June 1998. Since 2005, Mr. Lidsky has served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc, most recently as Executive Vice President of Strategy and Business Development.

Margaret A. Loftus, age 62, was elected as a director in June 1998. Since 2005, Ms. Loftus has served as an independent consultant. Between 1989 and 2005, Ms. Loftus was an owner of Loftus Brown-Wescott, Inc., a business consulting firm, which she co-founded in 1989. Between 1976 and 1989, she was employed by Cray Research, Inc., most recently as Vice President of Software. Ms. Loftus also serves on the Board of Directors for Analysts International Corporation and several private technology companies.

J. Patrick O’Halloran, age 50, was elected as a director in August 2006. Since January 2005, Mr. O’Halloran has served as Chief Executive Officer for Entiera. Between 1983 and 2004, Mr. O’Halloran served in a range of senior management positions at Accenture Ltd., most recently as Partner.

James E. Ousley, age 61, was elected as a director in June 1998. Between 2002 and 2004, Mr. Ousley was President and Chief Executive Officer of Vytek Wireless Inc., which was acquired by Calamp, Inc. From 1999 to 2001, he served as President and Chairman of Syntegra (USA), a division of British Telecommunications plc. From 1991 to 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems (CDS), which was acquired by British Telecommunications in August 1999. From 1968 to 1991, he held various sales and executive management positions with Control Data Corporation. Mr. Ousley also serves on the Board of Directors for Actidentity Inc., Bell Microproducts Inc. and Savvis, Inc.

Robert M. Price, age 76, was elected as a director in June 1998 and served as our Chairman of the Board between June 1998 and December 2005. Mr. Price has been President of PSV, Inc., since 1990. Between 1961 and 1990, he served in various executive positions, including as Chairman and Chief Executive Officer, with Control Data Corporation. From 1991 to 2005, Mr. Price was a Senior Advisor and Professor at the Fuqua School of Business at Duke University, and is now Adjunct Professor of the Pratt School of Engineering at Duke University. Mr. Price is Mr. Meland’s father-in-law. Mr. Price also serves on the Board of Directors of Public Service Company of New Mexico, Affinity Technology Group, Inc. and National Center for Social Entrepreneurs.

Charles B. Westling, age 48, became our President and Chief Executive Officer in December 2005 and became a director in January 2006. He originally joined us in 2002 and prior to becoming our President and Chief Executive Officer, held the offices of Vice President—Corporate and Business Development, Vice President—Market Development, and President and Chief Operating Officer. Between 2000 and 2001, he was the Executive Vice President of Business Development of Agiliti, Inc. Mr. Westling served as Senior Managing Director and Director of Corporate Finance for John G. Kinnard and Company, Incorporated from 1997 to 1999.  From 1990 to 1997, Mr. Westling was a member of the corporate finance department at Dain Bosworth Incorporated, serving most recently as a managing director and head of technology investment banking.  Mr. Westling received his B.A. in economics from Carleton College and earned a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

Board of Directors

Board of Directors Meeting Attendance

During 2006, our Board of Directors met six times. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which the director is a member.

Directors are encouraged by us to attend the Annual Meeting of Stockholders if their schedules permit. All directors except Messrs. Ousley and Blackey and Ms. Loftus were present at our Annual Meeting of the Stockholders that was held last year in May 2006.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. The Board has determined, after careful review, that all members of the Board of Directors who have been nominated for election at the 2007 Annual Meeting are “independent” under applicable rules and listing standards of the Nasdaq Global Market, with the exception of Messrs. Meland and Westling, who are our executive employees, and Mr. Price, who is Mr. Meland’s father-in-law.

During these reviews, our Board of Directors considers transactions and relationships between each director (and their immediate family and affiliates) and us, as well as our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2007, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Global Market or require disclosure under Securities and Exchange Commission rules, with the exception of Messrs. Meland and Westling, who are our executive employees, and Mr. Price, who is Mr. Meland’s father-in-law. Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our other non-employee directors have any relationship with us other than as a director or stockholder. Based upon that finding, our Board of Directors determined that Messrs. Blackey, Lidsky, O’Halloran, and Ousley and Ms. Loftus are “independent”. Additionally, Gregory T. Barnum was an “independent” member of our Board of Directors from January 5, 2006 through March 8, 2006, just prior to his appointment as our Vice President of Finance and Chief Financial Officer on March 8, 2006.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee. All members of the Audit Committee, Compensation Committee, and a majority of the members of the Governance Committee meet the definition of “independent,” as set forth in the listing standards of the Nasdaq Global Market. The written charters for the Audit Committee (as amended) and Governance Committee are available on the Corporate Governance section of the Investor Relations page of our website at www.datalink.com. We have not adopted a written charter for our Compensation Committee.

Audit Committee.   The Audit Committee is composed of Messrs. Blackey (Chairman), Lidsky, and Ousley. The functions of the Audit Committee are to monitor (1) the integrity of our financial statements, (2) the adequacy of our internal controls and (3) the independence and performance of our independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The Audit Committee also has primary responsibility (in consultation with our independent auditing firm) for reviewing our financial statements and making recommendations to the Board of Directors regarding the adequacy thereof and evaluating and reporting to the Board regarding the adequacy of our financial controls. The purpose and responsibilities of our Audit Committee are set forth in more detail in the Audit Committee Charter approved by our Board of Directors and most recently amended in May 2006.

The Board of Directors has determined that each of the Audit Committee members meet the current independence and experience requirements of the Nasdaq Global Market and the applicable rules and regulations of the Securities and Exchange Commission. Additionally, the Board has determined that Mr. Blackey is an “Audit Committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

The Audit Committee is required to meet at least two times annually and held four meetings during 2006.

Compensation Committee.   The Compensation Committee consists of Messrs. Ousley (Chairman), Lidsky and O’Halloran, all of whom the Board of Directors has determined meet the independence requirements of the Nasdaq Global Market. The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs for our executive officers. The functions of the Compensation Committee include reviewing and approving the goals and objectives relevant to compensation of our executive officers, evaluating our executive officers’ performance in light of those goals and objectives and determining and approving our executive officers’ compensation level based on this evaluation. Our Compensation Committee also approves and makes recommendations to our Board with respect to compensation of other key management, incentive-compensation plans and equity-based plans. We have not adopted a written charter for the Compensation Committee. Our Compensation Committee held three meetings in fiscal year 2006.

Governance Committee.   The Governance Committee consists of Ms. Loftus (Chairwoman) and Messrs. Blackey and Price. This committee must have at least three members, a majority of which meet the independence requirements of the Nasdaq Global Market. Our Board of Directors has determined that Ms. Loftus and Mr. Blackey meet the independence requirements of the Nasdaq Global Market, as Mr. Price is Mr. Meland’s (our Chairman and significant stockholder) father-in-law. The Governance Committee is responsible for identifying individuals qualified to become members of our board and overseeing our corporate governance principles. Additionally, if all committee members are independent, the Governance Committee shall act as a Nominating Committee to present and recommend nominees to the Board. The purpose and responsibilities of our Governance Committee are set forth in detail in the Governance Committee Charter approved by our Board on September 7, 2006. Our Governance Committee held no meetings in 2006.

Director Nominations

Our formal nominations process is included in our Governance Committee Charter which provides that if all the committee members are independent, the Governance Committee shall act as a Nominating Committee and recommend to the Board for approval, director nominees, the annual slate of directors for election by the stockholders, and candidates to be appointed by the Board to fill board vacancies. If all Governance Committee members are not independent, the Governance Committee shall instead, present to our independent directors for their consideration and potential nomination, prospective director nominees, the prospective annual slate of directors and prospective candidates to be appointed by the Board to fill vacancies in the Board.

Until the adoption of the Governance Committee Charter in September 2006, all of our director-nominees were selected, or recommended for the Board’s selection, by a majority of our independent directors, in compliance with NASD Rule 4350(c)(4).

All director-nominees up for election at the May 2007 annual meeting have been recommended for the Board’s selection by a majority of our independent directors. All such director-nominees other than Mr. O’Halloran are either an executive officer or standing for re-election. Mr. O’Halloran is standing for election by the stockholders for the first time and was originally recommended as a director nominee to the independent directors in August 2006 by Mr. Westling, our Chief Executive Officer.

Director Qualifications

There are no formal specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. The Board of Directors expects that its independent members or any Nominating Committee, would identify and evaluate new candidates for directors based primarily on the following criteria:

•       judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•       diversity of viewpoints, backgrounds, experiences and other demographics;

•       business or other relevant experience; and

•       the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other directors will build a Board of Directors that is effective, collegial and responsive to our needs.

The Board desires that all its members have:

•       the highest character and integrity, sound business judgment and an inquiring mind;

•       expertise that adds to the composition of the Board;

•       sufficient professional experience, education and interest in, and capacity for understanding our operations;

•       a reputation for working constructively with others;

•       sufficient time to devote to Board matters; and

•       no conflict of interest that would interfere with performance as a director.

The Board may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Nominating Committee at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Nominating Committee and to serve if elected by our Board of Directors or our stockholders, as applicable. Alternatively, a stockholder may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Code of Business Conduct and Ethics

We adopted the Datalink Corporation Code of Conduct and Ethics Policy, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, corporate controller and other persons performing similar functions. A copy of our Code of Conduct and Ethics Policy is available on the Corporate Governance section of the Investor Relations page of our website at www.datalink.com. We plan to disclose any substantive amendment to our Code of Conduct and Ethics Policy, or grant of any waiver therefrom applicable to our Chief Executive Officer, the

Chief Financial Officer, corporate controller and other persons performing similar functions, in a report on Form 8-K.

Corporate Governance Documents Available on Our Website

Copies of our Audit Committee Charter, Governance Committee Charter, and our Code of Conduct and Ethics Policy, are available on the Corporate Governance Section of the Investor Relations page of our website at www.datalink.com. In addition, any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing us at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention:  Corporate Secretary.

Compensation Committee Processes and Procedures

Our Compensation Committee, which is comprised entirely of independent directors, administers our senior executive compensation program. For 2006 compensation, the Compensation Committee considered recommendations from its executive officers and directors in setting compensation for senior executive officers. For 2007 compensation, in addition to senior executive officers and board recommendations and considerations, the Compensation Committee engaged and considered recommendations from an outside national compensation consultant. The Committee uses this information to assist it in carrying out its responsibilities for overseeing matters relating to compensation plans and compensation of our senior executive officers.

Our compensation policies and procedures are addressed in more detail below in the section captioned “Compensation Discussion and Analysis” beginning on page 9 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The directors who served on the Compensation Committee during 2006 were:

Mr. James E. Ousley

Mr. Paul F. Lidsky

Ms. Margaret A. Loftus (until September 7, 2006)

Mr. Brent G. Blackey (from April 3, 2006 until September 7, 2006)

Mr. J. Patrick O’Halloran (as of September 7, 2006)

None of the members of the Compensation Committee during 2006, or in the last three years, was one of our officers or employees, or had any related party transaction with us. During 2006, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

Indemnification Agreements

We have agreed to indemnify certain persons including our directors to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys’ fees, arising out of proceedings that occur because the person is or was our director, officer or employee. The indemnification agreement permits the director to demand advances against, or the creation of a trust for, expenses to be incurred in defending any covered claim. Insofar as the indemnification agreement may cover liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed therein, and is therefore unenforceable.

Stockholder Communications with the Board of Directors

We do not have a formal policy by which stockholders may communicate directly with directors, but any stockholder who wishes to send communications to the Board of Directors should deliver such communications to the attention of the Chairman of the Board at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. The Chairman will relay to the full Board of Directors all stockholder communications he receives that are addressed to the Board of Directors.

EXECUTIVE COMPENSATION

Executive Officers

Our Executive Officers and their Biographical Information

Our executive officers as of the date of this Proxy Statement are as follow:

Name	Age	Position
Greg R. Meland	53	Chairman of the Board
Charles B. Westling	48	President and Chief Executive Officer
Gregory T. Barnum	52	Vice President Finance and Chief Financial Officer
Mary E. West	58	Vice President, Human Resource
Robert R. Beyer	46	Vice President of Field Operations

Biographical information for each of Greg R. Meland and Charles B. Westling is set forth in “Election of Directors” in this proxy statement. The following information is provided regarding Gregory T. Barnum, Mary E. West and Robert B. Beyer.

Gregory T. Barnum, age 52, became our Vice President of Finance and Chief Financial Officer on March 14, 2006. From January 5, 2006 until the time he became our executive officer, he was a member of our Board of Directors. Prior to joining us, he served as Vice President of Finance, Chief Financial Officer and Corporate Secretary of Computer Network Technology Corporation from 1997 until the company’s acquisition by McDATA Corporation in 2005. Between 1992 and 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary of Tricord Systems, Inc., an enterprise server manufacturer. Between 1998 and 1992, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum is a graduate of the University of St. Thomas.

Robert R. Beyer, age 46, became our Vice President of Field Operations on February 13, 2007. Prior to joining us, he served since 2005 as Senior Vice President of Customer Support Services and General Manager at McData Corporation, a leader in data storage solutions. Between 1998 and 2005, Mr. Beyer served as Group Vice President of Global Services for Computer Network Technology, a global provider of storage network solutions. Between 1992 and 1998, Mr. Beyer was with NCR Corporation, a leading maker of automatic teller machines, serving most recently as Area Vice President of High Availability Services. Prior to that time, Mr. Beyer served for four years in various customer support roles with Teradata Corporation, a relational database hardware and software manufacturer. Mr. Beyer has a master’s degree in business administration from the University of St. Thomas and bachelor’s of science degree in electrical engineering from South Dakota State University.

Mary E. West, age 58, became our Vice President, Human Resources in 2001. From 1998 to 2001, she worked as an independent human resources consultant. Between 1995 and 1998, Ms. West was employed by Arcadia Financial, Ltd., most recently as the Senior Vice President of Human Resources. From 1993 to

1994, she was the corporate administrative director for Nexus, Inc. Ms. West received her M.A. in Human Resources and Industrial Relations from the University of Minnesota Carlson School of Management.

Compensation Discussion and Analysis

Overview

We are an independent architect of enterprise-class information storage infrastructures. We focus on designing, installing and supporting data storage systems. Our business entails a hybrid combination of consultative, engineering and support services, hardware product sales and installation and software system design and implementation. We participate in the large and growing data protection and recovery marketplace primarily with original equipment manufacturers of storage products. For compensation purposes, we currently compare ourselves against other companies engaged in the sales and support of computer storage and peripherals and in information technology consulting and related services.

Our Compensation Committee is composed of three independent, non-employee directors. The committee is responsible for all forms of compensation of our executive officers and oversight of our compensation plans. This discussion and analysis summarizes the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during 2006.

The Compensation Committee may retain outside counsel, experts and other advisors as it determines appropriate to assist in performing its functions.

Compensation Philosophy

We believe that the talent, ability and commitment of our executive officers are significant factors contributing to the successful leadership of Datalink and increasing stockholder value. Our executive compensation goals are to:

•       attract, retain and motivate exceptional personnel;

•       encourage our senior management team to improve overall company performance and reward them when we achieve our intended results;

•       establish salaries and incentive-based awards in relationship to our overall performance and success;

•       design compensation packages competitive with those of our peers and equitable within our organization;  and

•       align our executive’s long-term interests with those of our stockholders.

Compensation Determination Process

We use several compensation elements to achieve our compensation objectives, including primarily base salary, annual bonuses and long-term incentive equity awards. Our Compensation Committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors the Compensation Committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:

•       the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•       the executive’s performance compared to his or her goals and objectives;

•       the qualifications of the executive and his or her potential for development and performance in the future;

•       whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•       the strategic goals and responsibilities for which the executive has responsibility;  and

•       the recommendations of the Chief Executive Officer (except with respect to his own compensation).

Annually, the Compensation Committee reviews the executive compensation program in connection with our company’s merit review and compensation plan process, which typically concludes in February for each year after our Board of Directors completes its review of annual budgets. In connection with the 2006 compensation for our executives, the Compensation Committee reviewed the base salary, annual bonuses and long-term incentive equity award elements and levels for our executives without the consultation of an external consulting firm. Accordingly, when determining that base salary, annual bonuses and long-term incentive awards were appropriate compensation elements and when setting the corresponding compensation levels paid to our executives for 2006, the Compensation Committee relied primarily on its own business and professional experience in forming a judgment that the total compensation was internally appropriate and also comparable to other similarly performing companies in our industry.

Beginning with the executive compensation review process for 2007, the Compensation Committee has more formalized its review procedures. The committee expects over time to modify its new review processes as it gains familiarity with them. In general, the Compensation Committee now begins its review process by determining the base salary payable to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours, in addition to considering the other factors listed above. After determining the base salary cash compensation, our Compensation Committee determines the percentage of base salary payable as a performance-based bonus for each executive based on the level of performance-based pay payable by similar companies, while also considering the other factors listed above. The Compensation Committee then uses total cash compensation as a basis to establish long-term incentive equity awards, while also considering the other factors listed above.

In connection with the process of setting the 2007 base salary, annual bonus levels and long-term incentives for our executives, our Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. and instructed them to provide a competitive assessment of our base salary, annual bonus and long-term incentive elements and review our company’s long-term incentive compensation element in order to assist in the development of a forward-looking strategy. As part of this study, Frederic W. Cook & Co., Inc. compared our 2006 base salary, annual bonuses and long-term incentive award elements against a peer group composed of 15 publicly traded companies within the computer storage and peripherals and information technology consulting and related services industry classifications that each had similar size, revenues and market capitalization as compared to our company. The companies selected to be a part of this peer group were Answerthink, Inc., CyberOptics Corporation, Digi International Inc., Dot Hill Systems Corp., eLoyalty Corporation, Incentra Solutions, Inc., Indus International, Inc., Intelligroup, Inc., INX Inc., MTM Technologies, Inc., MTI Technology Corporation, NCI, Inc., Overland Storage, Inc., TechTeam Global, Inc. and WPCS International Incorporated. The Compensation Committee considered, this information, in addition to the factors described above, in determining the base salary, annual bonus levels and long-term incentives payable to our executives for 2007.

The Frederic W. Cook & Co., Inc. study suggests that the 2006 total compensation levels for our executives generally was below the median of the industry peer group identified by the consultants. However, our company only recently returned to profitability after an extended period of losses. To compensate for the industry group differential and reward the company’s recent performance as well as other advances towards our strategic objectives, the Compensation Committee authorized payment in February 2007 of special cash bonuses to our executives, as described below. For 2007, the Compensation Committee has generally focused on bringing our executives’ total pay closer to the median levels of the industry peer group, after giving effect to the various factors described above.

Management Participation.   Members of executive management participate in the Compensation Committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our Chief Executive Officer does participate in the final recommendation, but not determination (except within ranges set by the Compensation Committee), of the amount and form of compensation to be paid to all other members of executive management.

Use of Consultants.   As noted above, the Compensation Committee has begun using outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Executive Compensation Elements

Our company’s executive compensation package consists of base salary, annual bonuses, long-term incentive awards, other compensation and change in control benefits.

Base Salary

•       Purpose.   Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

•       Structure; Determination Process; Factors Considered.   The Compensation Committee generally first establishes base salaries for executives and then determines an additional percentage of base salary compensation that will be an annual bonus opportunity. The Compensation Committee then may adjust the executive’s base salary based on a consideration of the factors outlined above under “Compensation Determination Process” in making its decisions. The Compensation Committee reviews base salaries annually.

•       2006 Results and 2007 Annual Base Salary Levels.   The Compensation Committee increased the annual base salary rate of Mr. Westling, our President and Chief Executive Officer, by 21.5% from $216,125 in 2005 to $262,500 in 2006. In February 2007, we approved an additional increase in Mr. Westling’s annual base salary rate for 2007 by 10.5% to $290,000. For both 2006 and 2007, the Compensation Committee increased Mr. Westling’s annual base salary rate both to reward him for our improved financial performance and to more closely reflect the base salaries being paid by other publicly held companies. The compensation study conducted by our external consultants indicates that Mr. Westling’s 2007 annual base salary rate is still below the median for chief executive officers among our peer group of companies. The Compensation Committee will consider future raises of Mr. Westling’s annual base salary rate over the next several years to align his base compensation with similarly situated executives, giving consideration to the other factors described above.

For 2006, the Compensation Committee set the annual base salary rate for Mr. Barnum, our Chief Financial Officer, and for Ms. West, our Vice President of Human Resources, at $190,000 and $140,000, respectively. Mr. Barnum was a director of ours who became our Chief Financial Officer in March 2006 when our prior Chief Financial Officer resigned. Ms. West’s annual base salary rate increased in 2006 by 4.6% over 2005. In February 2007, we approved an increase in each of

Mr. Barnum’s and Ms. West’s annual base salary rate for 2007 over 2006 by approximately 8%. For 2006 as to Ms. West, the increase primarily was to cover inflationary effects. For 2007 as to Mr. Barnum and Ms. West, our Compensation Committee increased their annual base salary rates primarily to reward them for our improved financial performance. The compensation study conducted by our external consultants also indicates that Mr. Barnum’s and Ms. West’s annual base salary rates are still below the median for executive officers of their positions among our peer group of companies. The Compensation Committee will consider future raises of their annual base salary rates over the next several years to align their base compensation with similarly situated executives, giving consideration to the other factors described above.

Mr. Meland served as our President and Chief Executive Officer until he became our Chairman in December 2005. His annual base salary rate has remained relatively constant between 2005 and 2007. As one of the largest stockholders in our company, Mr. Meland has relied more heavily on the potential long-term appreciation of his company equity for his compensation rather than on cash compensation paid by us.

Mr. Beyer, our new Vice President of Field Operations, joined us in February 2007. Under Mr. Beyer’s employment agreement, the Compensation Committee set Mr. Beyer’s annual base salary level for 2007 at $250,000. Our Compensation Committee directed management to use the information we obtained from our external compensation consultants in negotiating Mr. Beyer’s employment arrangements with us. Accordingly, the committee believes that Mr. Beyer’s annual base salary rate is competitive with similarly situated executives at our peer group of companies.

Annual Bonuses

•       Purpose.   All executive officers other than Mr. Meland, as well as certain other senior and management-level employees, participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial and business performance goals of our company. Historically, we derived our goals solely from our annual financial budget and compared these financial goals against our actual financial performance for the year. For 2007, our Compensation Committee is adding a series of subjective business milestones for our executive officers to meet in order to maximize their annual bonus potentials.

•       Structure.   The Compensation Committee generally establishes annual bonus opportunities for executives after first determining the executive’s annual base salary rate and then determining the proportion of the annual base salary amount that will be an annual bonus opportunity. The Compensation Committee believes that individual executive performances should not be highlighted in the area of annual bonuses, given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s financial and business results. However, the Compensation Committee reviews the program annually and may adjust an executive’s annual bonus opportunity based on a consideration of the factors outlined above under “Compensation Determination Process” in making its decisions.

Under our 2006 annual bonus program, we provided for the payment of an annual cash bonus to each participant based upon our 2006 financial performance in relation to predetermined annual financial objectives. Our Compensation Committee approved the financial objectives, described below, utilized for purposes of determining the 2006 bonuses. The committee assigned a “target bonus” percentage of annual base salary rate for each executive participant. For 2006, the target bonus percentage for Mr. Westling was 50% of his annual base salary rate. For Mr. Barnum and Ms. West, the percentages were 32% and 30%, respectively, for 2006.

We calculated actual 2006 bonuses paid to participants based upon the relationship of our actual financial performance to budgeted financial performance, subject to both a minimum threshold (80% of target financial objectives) and maximum threshold (150% of target financial objectives). Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant is less than the participant’s target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would exceed the participant’s target bonus. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance. Accordingly, the total actual bonus paid to each participant could exceed the participant’s target bonus if actual financial performance exceeded budgeted financial performance. For 2006, we established target financial objectives based on our earnings from operations.

For 2007, our Compensation Committee has assigned a new “target bonus” percentage of annual base salary rate for each executive participant. The 2007 target bonus percentage for Mr. Westling is 70% of his annual base salary rate. For Messrs. Barnum and Beyer (our new Vice President of Field Operations as of February 2007) and Ms. West, the 2007 percentages are 40%, 50% and 35%, respectively. The committee believes that increasing the performance-based percentage of executive compensation will more closely align our executives’ interests with those of our company.

The Compensation Committee has assigned 75% of each executive’s 2007 target bonus potential to achievement of a level of earnings from operations and 25% to achievement of certain subjective business milestones. The committee believes that setting a single financial milestone for the executive team collaboratively to achieve will also assist in aligning our executives’ interests with those of our company. The business milestones include recruiting and organizational structure, sales processes, sales organization productivity, employee development and retention, development of service offerings and acquisition integration activities in each case of our business as a whole.

Actual 2007 bonuses paid to participants for financial results will be based upon the relationship of our actual financial performance to budgeted financial performance, subject to both a minimum threshold (80% of the target financial objective) and maximum threshold (150% of the target financial objective). At the 80% financial performance level, we will pay only 20% of the target bonus potential amount relating to financial results. At the 150% or greater financial performance level, we will pay 150% of the target bonus potential amount relating to financial results.

The Compensation Committee has complete discretion to determine the level of achievement of each executive toward the 2007 business milestones. The committee is not required to give any particular weightings to any of the business milestones and may apply them differently among the executives, depending upon each executive’s areas of responsibility. Once establishing a percentage level of achievement, payout is subject to both a minimum threshold (an 80% level of achievement) and maximum threshold (a 150% level of achievement). At the 80% performance level, we will pay an executive only 20% of the target bonus potential amount relating to business milestones. At the 150% or greater performance level, we will pay an executive 150% of the target bonus potential amount relating to business milestones.

•       2006 Results and 2007 Special Bonus.   For 2006, our Compensation Committee set the earnings from operations milestone at $2.7 million. We exceeded this targeted financial milestone by 207% during 2006. Accordingly, in February 2007, the Compensation Committee approved payment of 2006 bonuses to Mr. Westling of $196,875 (representing 75% of his actual 2006 base salary), to Mr. Barnum of $90,000 (representing 62% of his actual 2006 base salary paid to him since March 14, 2006, the date he joined us) and to Ms. West of $63,000 (representing 45% of her actual 2006 base salary). At the same time, the Compensation Committee also considered our recent performance and our other advancements towards our strategic plan, including acquisition and integration of Midrange Computer Systems Inc. on January 31, 2007 and authorized payment of a special 2007 cash bonus to Messrs. Westling and Barnum and Ms. West of $50,000, $25,000 and $12,500, respectively.

Long-Term Incentive Awards

•       Purpose.   We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our stockholders. The Compensation Committee views the grant of equity-based compensation and other like awards to be a key component of its overall compensation program.

•       Structure; Determination Process; Factors Considered.   The stockholder-approved Datalink Corporation 1999 Incentive Compensation Plan, as amended, referred to as the 1999 Plan, allows our company to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. To date, the Compensation Committee, as administrator of our 1999 Plan, has granted time-vested and performance-vested stock options as well as time-vested and performance-vested restricted stock.

In 2006, based on a review and analysis of the effect of our adoption of SFAS 123(R) on the accounting for our equity-based grants, the committee made a shift in the equity instruments it issues under the 1999 Plan. Based on this review and analysis, and further discussion with the compensation consultant, Frederic W. Cook & Co., Inc., our Compensation Committee believes that granting restricted stock is now preferable over granting stock options. The committee believes that restricted stock has higher retention value, has immediate value to the recipient upon grant and creates less dilution to stockholders. Moreover, our Compensation Committee determined that the granting of restricted stock which features both time-based and performance-based vesting to our executives creates both retention and stockholder alignment while creating a true “at risk” portion of the award. The committee believes that performance-based vesting provisions are best linked to challenging, but achievable, short-term actual financial performance measures.

In general, the committee intends to grant awards that as of the grant date are proportional to the executive’s total potential cash compensation for the current fiscal year, which the Compensation Committee believes, based on the review and analysis provided by Frederic W. Cook & Co, Inc., is an appropriate measure to use in order to remain competitive with the equity awards being granted to executives of the companies identified as part of the peer group above in the “Overview” section. The Compensation Committee determines and approves the proportion of equity to total cash compensation it grants as well as the actual number of shares awarded to each executive officer after considering the expected expense to our company in addition to the factors outlined above under “Compensation Determination Process.”  The Compensation Committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

•       2006 Results and 2007 Arrangements.   For 2006, the Compensation Committee decided to grant Messrs. Westling and Barnum and Ms. West shares of restricted stock that vest strictly on continued employment with us. In March and April 2006, the committee approved the grant of 75,000, 60,000 and 18,500 shares to Messrs. Westling and Barnum and Ms. West, respectively. As originally issued, these shares vest 50% after two years of continued employment and 25% more after three and four years of continued employment. In February 2007, the committee changed the vesting arrangements of these grants so that they will vest 25% per continued year of employment and on each annual anniversary grant date.  The committee believes that this change more closely aligns the executive’s service period with us to the compensation value of the restricted shares. Each executive’s shares vest earlier upon certain changes of control of our company.

Under Mr. Beyer’s employment agreement, our Compensation Committee approved the grant in February 2007 of 75,000 restricted shares to Mr. Beyer. His shares will vest 50% after two years of continued employment and 25% more after three and four years of continued employment

March 2007 Restricted Stock Awards.   For 2007, and based in part on advice from Frederic W. Cook & Co., Inc., our Compensation Committee refined the restricted stock grant program for our executive officers so that vesting is tied to both time-based and performance-based criteria.

On March 20, 2007, our Compensation Committee approved the grant of 45,000, 22,500, 18,750 and 11,250 shares of restricted stock to Messrs. Westling, Beyer and Barnum and Ms. West, respectively, and an aggregate pool of 116,250 restricted shares to be awarded, in the discretion of Mr. Westling, to other key members of management. The vesting of these restricted stock awards is based upon the achievement of our predetermined earnings from operations objective for 2007 as approved by our Board of Directors (the “2007 Objective”).

If our 2007 actual earnings from operations equal or exceed our 2007 Objective, all restricted shares awarded will vest two-thirds (2/3 ) upon our public announcement of our 2007 results. Additionally, if our 2007 actual earnings from operations exceed by 25% or more our 2007 Objective, 50% of the additional one-third (1/3 ) of these awards will immediately vest on the public announcement date. The remaining 50% of the one-third (1/3 ) award will vest upon the public announcement of our 2009 results provided the recipient has been in our continuous employment through that date without regard to additional performance objective, otherwise, this portion of the award automatically expires.

If our 2007 results do not meet our 2007 objective (the difference being the “2007 Shortfall”), then two-thirds (2/3 ) of these awards will vest upon the public announcement of our financial results for 2008 or 2009 if the actual results (either alone or together) equal or exceed our 2008 and 2009 predetermined financial objectives (either alone or together) by the 2007 Shortfall.  If these awards do not fully vest by the time of our public announcement of our 2009 results, these awards will automatically expire.

Other Compensation

We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.  In 2006, none of our executives received perquisites and benefits (which excludes defined benefits contributions by us) in excess of $10,000 in the aggregate.

Employment Agreements and Change in Control Provisions

In March 2006 and February 2007, we entered into employment agreements with, respectively, Messrs. Barnum and Beyer. In both cases, we entered into agreements with each in connection with negotiating their original terms of employment with us.

We do not currently have employment agreements with our other executive officers. As to Mr. Meland, our Compensation Committee believes that because he is a principal stockholder of our company, our company’s goodwill and confidential and proprietary information and management and marketing plans are adequately protected and that Mr. Meland will continue to serve our company with our company’s best interest in mind. As to our other executives, our Compensation Committee may determine in the future to negotiate employment agreements with one or more of them.

In addition, our company also wanted to assure that our executive officers will continue to serve our company under circumstances in which there is a threatened or actual change of control at our company. Our company believes it is imperative to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company in the event of any threatened or impending change of control. We also desire to provide our executive officers with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. Accordingly, we have entered into change of control severance agreements with Messrs. Meland and Westling and with Ms. West, and with each of Messrs. Barnum and Beyer under their respective employment agreements referred to above. See “Payments Upon Termination or Change of Control Provisions” on page 20 of this proxy statement.

Accounting and Tax Impacts of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers.

Our Compensation Committee considers the company’s ability to fully deduct compensation in accordance with the $1,000,000 limitations of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its stockholders.

Our Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James E. Ousley
Paul F. Lidsky
J. Patrick O’Halloran

Summary Compensation Table

The following table contains information regarding all compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, our Chief Financial Officer, two other highly compensated executive officers serving at the end of 2006 whose 2006 compensation exceeded $100,000, and our former Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compen- sation Plans ($)(3)	All Other Compen- sation (4)	Total ($)(5)
Greg R. Meland	2006	$251,866	$—	$—	$—	$—	$11,624	$263,490
Chairman of the Board(6)
Charles B. Westling	2006	$262,500	$—	$62,438	$—	$196,875	$12,370	$534,183
President and Chief Executive Officer(7)
Gregory T. Barnum	2006	$145,332	$—	$48,806	$—	$90,000	$9,228	$293,366
Vice President, Finance and Chief Financial Officer(8)
Daniel J. Kinsella	2006	$14,414	$—	$—	$—	$—	$500	$14,914
Vice President Financial and Chief Financial Officer(9)
Mary E. West	2006	$140,000	$—	$15,401	$—	$63,000	$9,150	$242,300
Vice President, Human Resources

(1)             Values expressed represent the actual compensation cost recognized in our financial statements for 2006 pursuant to SFAS No. 123(R), as discussed under Note 2 (“Stock Compensation Plans”) and Note 9 (“Restricted Stock Plans”) to our financial statements for the fiscal year ended 2006, disregarding the estimate of forfeitures related to service-based vesting. In accordance with SFAS No. 123(R), we determine the fair value of non-vested stock awards based on our stock price at the date of grant and recognize the expense for financial reporting purposes over the vesting period. The dollar value represents the expense for awards granted in 2006. There was no expense in 2006 for awards in previous years.

(2)             As of December 31, 2006, there was no unrecognized compensation costs related to employee stock option awards. No employee stock option awards were granted during fiscal 2006. We accelerated the unvested portion all of our outstanding employee stock options in December 2005 as discussed in Note 9 to our financial statements for the year ended 2006.

(3)             Values expressed represent amounts earned during 2006 under our 2006 executive cash bonus plan which was paid February 2007.

(4)             Represents matching and profit sharing contributions to each named executive officer’s account under the Company’s 401(k) plan and a car allowance of $6,000 for each named executive officer other than Mr. Barnum, who received a car allowance of $5,000. All other perquisites and benefits for each named executive officer (including the car allowances) were less than $10,000 in each fiscal year reported.

(5)             Represents on an aggregate basis the total dollar value of each form of compensation quantified in the table.

(6)             In December 2005, Mr. Meland was promoted to Chairman of the Board of Directors. Prior thereto, he held the position of President and Chief Executive Officer. Mr. Meland is our largest stockholder and relies on the potential long-term appreciation of his stock for a portion of his compensation rather than stock based awards or cash bonuses paid to our executives.

(7)             In December 2005, Mr. Westling was promoted to President and Chief Executive Officer. Prior thereto he held the position of President and Chief Operating Officer.

(8)             In March 2006, Mr. Barnum became our Vice President of Finance and Chief Financial Officer.

(9)             On January 3, 2006, Mr. Kinsella resigned to join a privately-held company.

Grants of Plan-Based Awards in 2006

The following table sets forth certain information concerning each grant of an award made to a named executive officer under any plan during the fiscal year ended December 31, 2006.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Approval Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock (#)(3)	Awards ($)(4)
Charles B. Westling	3/6/2006	4/6/2006	13,125	131,250	196,875	75,000	$333,000
Gregory T. Barnum	3/6/2006	3/14/2006	6,000	60,000	90,000	60,000	246,600
Mary E. West	3/6/2006	4/6/2006	4,200	42,000	63,000	18,500	82,140

(1)             Represents the date the Compensation Committee approved the 2006 restricted stock awards and the date the award was granted pursuant to a restricted stock award agreement other than Mr. Barnum whose award was granted in his employment agreement.

(2)             These amounts represent the potential cash bonus amounts available to these executives for fiscal 2006 under our 2006 executive cash bonus plan adopted by the Compensation Committee on February 7, 2006. The actual bonus amount is based upon the relationship of our actual financial performance to budgeted financial performance, subject to both a minimum threshold (80% of target financial objectives) and maximum threshold (150% of target financial objectives). Accordingly, if actual financial performance is less than budgeted financial performance subject to meeting the minimum threshold, the actual bonus paid to the participant is less than the participant’s target bonus. At the same time, if actual financial performance exceeds budgeted financial performance subject to the maximum threshold, the actual bonus paid to the participant would exceed the participant’s target bonus. See “Annual Bonuses” on page 12 of this proxy statement.  The actual amounts of the bonuses earned by executives during fiscal 2006 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 17 of this proxy statement.

(3)             Represents awards of restricted stock granted in fiscal 2006 under our 1999 Incentive Compensation Plan.  On February 20, 2007, the Compensation Committee amended the original vesting of these restricted stock shares from vesting 50%, 25% and 25% on the second, third and fourth anniversary grant dates, respectively, to vesting 25% on each annual anniversary grant date. The vesting of these awards is based solely on continued employment with us and is not limited by any minimum or maximum thresholds. See “Long-Term Incentive Awards” on page 14 of this proxy statement.

Executives may receive dividends, if any, only on vested shares but may vote as to all shares whether or not vested. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when an executive ceases to be employed with us for any reason other than if (i) we terminate the employment without cause, (ii) the executive terminates the employment for good reason, or (iii) there is a change of control. In each of those three cases, all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest immediately. See “Payments Upon Termination or Change of Control” on page 20 of this proxy statement.

(4)             Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) as discussed under Note 2 (“Stock Compensation Plans”) and Note 9 (“Restricted Stock Plans”) to our financial statements for the fiscal year ended December 31, 2006. The actual compensation cost recognized by us during fiscal 2006 for these awards are listed in the “Stock Awards” column of the Summary Compensation Table on page 17 of this proxy statement.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Greg R. Meland	20,000	—	18.125	2/4/2010
	20,000	—	8.91	2/1/2011
	15,000	—	3.46	10/4/2011
	5,000	—	4.36	2/15/2012
Charles B. Westling	100,000	—	5.60	1/24/2012
	150,000	—	4.01	3/1/2014
	30,000	—	3.32	2/13/2013
					75,000	(3)	564,000
Gregory T. Barnum	—	—	—	—	60,000	(4)	451,200
Mary E. West	25,000	—	7.21	7/23/2011
	3,750	—	3.46	10/4/2011
	1,250	—	4.36	2/15/2012
	30,000	—	3.32	2/13/2013
					18,500	(3)	139,120

(1)             All stock options reported in this table are fully vested.

(2)             Market value is based on a share price of $7.52, which was the closing price for a share of our common stock as reported by NASDAQ on December 29, 2006.

(3)             Restricted stock awards granted to Mr. Westling (75,000 shares) and Ms. West (18,500 shares) on April 6, 2006, each of which vest 25% on each anniversary of the date of grant.

(4)             Restricted stock award granted March 14, 2006 (60,000), which vests 25% on each anniversary of the date of grant.

2006 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2006 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Charles B. Westling	—	—	25,000	112,250
Mary E. West	—	—	5,000	22,450
Daniel J. Kinsella(3)	83,225	73,038	—	—

(1)           Represents the remaining one-third of a 2004 restricted stock award that vested on February 8, 2006.

(2)           Value is based on a share of $4.49 which was the closing price for a share of our common stock as reported by NASDAQ on February 8, 2006.

(3)           Represents timely exercises of stock options following our former Chief Financial Officer’s resignation on January 3, 2006. Value is based on the number of shares acquired upon exercise times the difference between the market price of such shares at exercise and the exercise price of the options.

Payments Upon Termination or Change in Control Provisions

Employment Agreements

Gregory T. Barnum Employment Agreement.   On March 14, 2006, we entered into an employment agreement with Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer.  Mr. Barnum is employed for an initial two year term, subject to earlier termination under certain circumstances. His 2006 annual base salary was $190,000 and was increased by our Compensation Committee for 2007 to $205,000. He is also entitled to receive annual cash bonuses on an annual basis determined by our Compensation Committee (which for 2007 is $123,000 at 100% achievement of financial and business milestones) and to participate in our standard benefit plans. Mr. Barnum’s employment term will automatically renew for additional two year terms unless we decide not to extend the term within 90 days prior to the commencement of a renewal term.

In connection with his employment, we awarded him 60,000 restricted shares of our common stock which vest 25% on each anniversary date of his employment, provided he has been in our continuous employment on each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested. We also recently awarded him 18,750 restricted shares on March 20, 2007 as discussed under “2007 Restricted Stock Awards” in our compensation discussion analysis section of this proxy statement.

Under the agreement, Mr. Barnum is entitled to a severance payment if (a) he is terminated by us without cause, (b) he resigns for good reason, (c) we do not renew his employment agreement, (d) we terminate his employment in anticipation of, in connection with, at the time of or within one year after a change of control, or (e) he resigns employment with us for good reason arising in anticipation of, in connection with, at the time of or within one year after a change of control.

If any of these events occur, and provided he complies with certain confidentiality, non-competition and non-solicitation covenants, we are to pay Mr. Barnum (a) all cash compensation accrued but not paid as of the termination date, (b) on the first day of the month following the termination date, a lump sum payment equal to one times the annual base salary, in effect immediately prior to the date of termination, and (c) for a period of 12 months, the cost of COBRA health insurance continuation coverage, including dependent coverage, subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer’s plans. Additionally, all of Mr. Barnum’s restricted stock awards will vest.

He has agreed to a one-year non-competition agreement with us after any termination of employment.

Robert R. Beyer Employment Agreement.   On February 16, 2007, we entered into an employment agreement with Robert R. Beyer, our new Vice President of Field Operations.

Mr. Beyer is employed for an initial two year term, subject to earlier termination under certain circumstances, at an annual base salary of $250,000 (subject to review and adjustment by our compensation committee). He is also entitled to receive annual cash bonuses of up to $125,000 at 100% achievement of financial and business milestones determined by us on an annual basis (subject to adjustment by our compensation committee). He is also entitled to participate in our standard benefit plans.

In connection with his employment, we have awarded him 75,000 restricted shares of our common stock. These shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of his employment, provided he has been in our continuous employment on each vesting date. The vesting will accelerate 100% upon a change of control, if we terminate his employment without cause or if he voluntarily terminates his employment for good reason. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested. We also recently awarded him 22,500 restricted shares on March 20, 2007 as discussed under “2007 Restricted Stock Awards” in our compensation discussion analysis section of this proxy statement.

Mr. Beyer’s employment term will automatically renew for additional two year terms unless we decide not to extend the term within 90 days prior to the commencement of a renewal term. We have agreed to pay one year salary as severance compensation to Mr. Beyer in the event of termination of his employment on substantially the same terms as discussed above with respect to Mr. Barnum’s employment agreement. He has agreed to a one-year non-competition agreement with us after any termination of employment.

Change of Control Severance Agreements

In November 2004, we entered into change of control severance agreements with Messrs. Meland, Westling and Kinsella (who resigned in January 2006 and whose agreement terminated) and Ms. West effective so long as they are employed by us. Under these agreements, an executive is entitled to a severance payment if the executive is terminated by us without cause, or resigns for good reason, each in anticipation of, in connection with, at the time of or within two years after a change of control.

If any of these events occur, and provided the executive complies with certain confidentiality, non-competition and non-solicitation covenants, and provides us with a customary release, we are to pay the executive (a) all cash compensation accrued but not paid as of the termination date, (b) on the first day of the month following the termination date, a lump sum payment equal to two times the annual base salary for Messrs. Meland and  Westling and one times the annual base salary for Ms. West, in effect immediately prior to the date of termination, and (c) for a period of 24 months, the cost of COBRA health insurance continuation coverage (or the equivalent thereof), including dependent coverage, subject to earlier termination if he or she is later employed and eligible to receive any health insurance benefits under another employer’s plans.

2006 Restricted Stock Agreements

In 2006, under our 1999 Incentive Compensation Plan, as amended, the Compensation Committee granted, to Messrs. Westling and Barnum and Ms. West shares of restricted stock that vest strictly on continued employment with us. In March and April 2006, the committee approved the grant of 75,000, 60,000 and 18,500 shares to Messrs. Westling and Barnum and Ms. West, respectively. Mr. Westling’s and Ms. West’s grants were made pursuant to restricted stock agreements and Mr. Barnum’s grant was made pursuant to his employment agreement discussed above. As originally issued, these shares vest 50% after two years of continued employment and 25% more after three and four years of continued employment. In February 2007, the committee changed the vesting arrangements of these grants so that they will vest 25% per continued year of employment. See “Long-Term Incentive Awards” on page 14 of this proxy statement.

Generally, if a change of control occurs during the restricted period, and provided the executive has been in our continuous services on the change of control date and certain change of control prices are met, all unvested restricted stock awards will accelerate and vest as of the change of control event.

Option Grants

Under our 1999 Incentive Compensation Plan, as amended, we have made awards of stock options in prior years to Messrs. Meland and Westling and Ms. West. All outstanding stock options issued to them are set forth in “Outstanding Equity Awards at 2006 Fiscal Year End” on page 19 of this proxy statement. All of these stock options were fully vested at December 31, 2006. We have no additional payment or acceleration obligations under these awards upon a termination of employment or a change of control.

Definition of Cause, Good Reason and Change of Control

Under our employment agreements, our severance agreements, and our restricted stock agreements, “cause” generally means one or more of the following events which remains uncured for up to 30 days:

•       willful or grossly negligent failure by the executive to perform his or her duties;

•       willful or grossly negligent commission by the executive of an act of fraud or dishonesty resulting in economic, financial or reputation injury to us;

•       conviction of, or entry by the executive of a guilty or no contest plea to, a felony or a crime involving or relating to us or our business, or involving or relating to moral turpitude;

•       a willful or grossly negligent breach by the executive of his or her fiduciary duty which results in economic, financial or reputation injury to us; or

•       willful or grossly negligent breach of the executive’s confidentiality and non-solicitation obligations under a respective agreement.

Under our employment agreements, our severance agreements, and our restricted stock agreements, “good reason” generally means one or more of the following events which remains uncured for up to 30 days:

•       the assignment to the executive of substantial duties adversely and materially inconsistent with the executive’s position, authority, duties or responsibilities;

•       reduction in the executive’s annual base salary or annual targeted bonus opportunity;

•       relocation of our offices at which the executive is principally employed to a location more than 50 miles from the prior location; or

•       we fail to cure a material breach of our obligations under a respective agreement.

Under our employment agreements, our severance agreements, and our restricted stock agreements, a “change of control”, generally means any of the following events:

•       following an extraordinary corporate transaction, a majority of our Board of Directors no longer consists of individuals who were directors at the time of the applicable granting of the severance or equity awards under these agreements;

•       the acquisition of our securities that results in any person owning more than 50% of either our outstanding voting securities or our common stock (other than persons who had beneficial ownership of 25% of our securities prior to such transaction); or

•       sale or other disposition of all or substantially all of the assets of our company excluding transaction whereby our beneficial owners of our common stock or voting securities prior to the transaction own more than 50% of our outstanding common stock or voting securities after the transaction; or

•       the approval by our stockholders of a complete liquidation or our dissolution.

Termination Other than for Cause or Termination for Good Reason Following a Change in Control

The following table shows our potential payment and benefit obligations to each of the named executive officers assuming that a change in control of us had occurred and as a result the named executive officer either was terminated other than for cause, or terminated his or her employment for good reason, on December 31, 2006.

Name	Cash Severance Payment ($)(1)	Accelerated Vesting of Restricted Stock ($)(2)	Continued Benefits Coverage(3)	Potential Total Payout ($)(4)
Greg R. Meland	503,732	—	27,783	531,515
Charles B. Westling	525,000	564,000	27,783	1,116,783
Gregory T. Barnum(5)	190,000	451,200	13,841	655,041
Mary E. West	140,000	139,120	4,914	284,034

(1)          Based on the executive’s annual base salary as of December 31, 2006.

(2)          Value based on a share price of $7.52, which was the closing sale price for a share of our common stock as reported by NASDAQ on December 29, 2006. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares.

(3)          Represents the value of 24 months of company provided health and dental benefits for Messrs. Meland and Westling and Ms. West for family and dependents except for Ms. West. Represents the value of 12 months of company provided health and dental benefits for Mr. Barnum.

(4)          Represents the total value of all amounts presented for the executive in this table.

(5)          Mr. Barnum is our only named executive officer with an employment agreement. These are also the potential amounts he would receive in the event that (a) he is terminated by us without cause, (b) he resigns for good reason, or (c) we do not renew his employment agreement (no change of control).

Director Compensation

The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash($)	Stock Option Awards($)(1)	Stock Awards ($)(1)	Total ($)
Brent G. Blackey(2)	12,125	1,941	20,480	34,546
Paul F. Lidsky	19,750	—	16,485	36,235
Margaret A. Loftus	13,000	4,844	19,984	37,828
J. Patrick O’Halloran(3)	7,625	—	9,109	16,734
James E. Ousley	22,375	—	16,485	38,860
Robert M. Price	11,250	1,886	18,485	31,621
Gregory T. Barnum(4)	2,500	—	—	2,500

(1)          Values expressed represent the actual compensation cost recognized in our financial statements for 2006 pursuant to SFAS No. 123(R), as discussed under Note 2 (“Stock Compensation Plans”) and Note 9 (“Restricted Stock Plans”) to our financial statements for the fiscal year ended 2006. Mr. Blackey was appointed as a director April 3, 2006.

Beginning with the period of service since our 2005 annual stockholder meeting on May 4, 2006, all equity awards granted to non-employee directors have been in the form of stock grants issued under our 2000 Director Stock Option Plan, as amended. Prior thereto, all equity awards were made with stock option grants under the same plan.

The following table shows, for each of our non-employee directors, information concerning equity awards granted during fiscal 2006 and the corresponding grant date fair value of those awards, as well as the aggregate number of equity awards outstanding as of December 31, 2006:

Name	Number of Stock Options Granted in 2006(#)	Grant Date Fair Value of Stock Option Awards Granted in 2006($)(a)	Aggregate Stock Option Awards Outstanding as of 12/31/06(#)	Number of Shares of Stock Granted in 2006(#)	Grant Date Fair Value of Stock Awards Granted in 2006($)(a)	Aggregate Stock Awards Outstanding as of 12/31/06(#)
Brent G. Blackey	1,200	1,941	1,200	2,744	20,480	2,744
Paul F. Lidsky	—	—	38,250	2,250	16,485	2,250
Margaret A. Loftus	3,900	4,844	89,000	2,678	19,984	2,678
J. Patrick O’Halloran	—	—	—	1,125	9,109	1,125
James E. Ousley	—	—	58,500	2,250	16,485	2,250
Robert M. Price	1,400	1,886	61,600	2,516	18,485	2,516

(a)           Values expressed represent the actual compensation cost recognized in our financial statements for 2006 pursuant to SFAS No. 123(R), as discussed under Note 2 (“Stock Compensation Plans”) and Note 9 (“Restricted Stock Plans”) to our financial statements for the fiscal year ended 2006.

(2)          Mr. Blackey was appointed as a director April 3, 2006.

(3)          Mr. O’Halloran was appointed as a director August 15, 2006.

(4)          Mr. Barnum was appointed as a non-employee director January 5, 2006 and served until he resigned on March 14, 2006 to become our Vice President of Finance and Chief Financial Officer.

Non-employee directors are compensated under our 2000 Director Stock Option Plan, as amended, which we recently amended last year at our 2006 annual stockholder meeting (the “Director Plan”). The Director Plan provides for cash and equity compensation. Our officers who are also directors do not receive additional compensation for their service as directors.

For the one-year period between our annual stockholder meetings in 2006 and 2007

Effective May 4, 2006, compensation for non-employee directors consists of the following:

•       an annual cash retainer of $15,000;

•       an annual stock grant of 3,000 shares of our common stock;

•       cash of $1,000 for attendance at meetings of the Board of Directors;

•       cash of $500 for member attendance at a committee meeting;

•       an annual cash retainer of $3,500 to act as a chairperson for a committee; and

•       reimbursement of reasonable expenses incurred in connection with all of the above.

We pay one-quarter of the annual cash retainers and attendance fees in arrears at the end of each calendar quarter. We issue one-quarter of the annual stock grant in arrears at the end of each calendar quarter. We prorate the annual cash retainers and annual stock grant for any departing or new directors during the applicable quarter.

Unless a timely election is made in accordance with the Director Plan to select annual cash retainers and attendance fees in cash, such amounts are paid in shares of our common stock. Shares are issued at the end of each calendar quarter in an amount equal to (x) the total cash amount payable for annual retainers and attendance fees for such calendar quarter divided by (y) the fair market value of our common stock on the last day of such calendar quarter, rounded to the next highest whole share. Shares are restricted shares within the meaning of Rule 144 under the Securities Act of 1933, as amended.

For board service following our May 2006 annual meeting, all of our non-employee directors elected to receive annual cash retainers and attendance fees in shares of our stock other than Messrs. O’Halloran, Ousley and Lidsky, each of whom elected to receive cash.

As of January 1, 2007, we no longer had sufficient shares available under the Director Plan to make stock grants to our non-employee directors electing to be paid in stock for the remainder of the current board service year. Therefore, we are seeking the approval by the stockholders at the annual meeting of an amendment to our Director Plan to increase the number of shares available under the plan from 300,000 to 550,000 shares. Further information on this amendment is set forth in the section below captioned “PROPOSAL NUMBER TWO Amendment to the Datalink Corporation 2000 Director Stock Option Plan” on page 28 of this proxy statement.

For the one-year period between our annual stockholder meetings in 2005 and 2006

Prior to our amendments to our Director Plan as stated above, compensation for non-employee directors under the Director Plan for the board service year prior to May 4, 2006, consisted of the following:

•       an annual grant of 9,000 common stock options;

•       a grant of 700 common stock options for attendance at meetings of the Board of Directors;

•       a grant of 500 common stock options for member attendance at a committee meeting; and

•       reimbursement of reasonable expenses incurred in connection with all of the above.

Annual grants were made following the election of directors at our 2005 annual meeting, vest ratably over the director’s year of service on the board, and expire ten years after the date of grant. Grants for meeting attendance were made on the last day of the calendar quarter during which the meetings took place, are immediately exercisable and expire ten years from grant date. All options were granted at an exercise price equal to the fair market value of a share of common stock on the grant date.

In lieu of options, directors could elect to receive cash payments as follows: $10,000 in lieu of the annual stock option grant; $1,000 in lieu of board meeting stock option grants; and $500 in lieu of committee meeting stock option grants.

For board service following our May 2005 annual meeting, all of our non-employee directors elected to receive annual cash retainers and attendance fees in shares of our stock other than Messrs. Ousley, Lidsky, and Barnum, each of whom elected to receive cash.

Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on March 19, 2007 will be entitled to vote at the Annual Meeting and any adjournments of that meeting. At the close of business on the record date, we had outstanding 12,401,503 shares of $.001 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

The following tables sets forth information regarding beneficial ownership of our common stock, as of March 19, 2007, by each person we know who beneficially owns 5% or more of the common stock, each of our named executive officers, and directors and nominees and all of our executive officers and directors as a group.

Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. Unless otherwise noted in the table, the mailing address for each individual listed in the table is: c/o Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317-8589.

Name and Address of Beneficial Owner	Number(1)	Percent
Beneficial Owners of More Than 5%
Lodi Vercelli(2)	718,673	5.8%
945 John Street Wilmington, IL 60481
Bjurman, Barry & Associates(3)	698,600	5.6%
10100 Santa Monica Boulevard, Suite 1200 Los Angeles, CA 90067
Directors and Executive Officers
Greg R. Meland(4)	3,255,690	26.1%
Charles B. Westling(5)	341,612	2.7%
Mary E. West(6)	73,647	*
Gregory T. Barnum	15,000	*
Brent G. Blackey(7)	3,944	*
Paul F. Lidsky(7)	40,500	*
Margaret A. Loftus(7)	91,678	*
J. Patrick O’Halloran	1,125	*
James E. Ousley(7)	60,800	*
Robert M. Price(7)	71,116	*
All executive officers and directors as a group (10 persons)(4)(5)(6)(7)	3,955,112	30.1%

*                    less than 1%

(1)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 19, 2007 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.

(2)          Mr. Vercelli acquired these shares on January 31, 2007, pursuant to our agreement and plan of merger with Midrange Computer Systems Inc., our new wholly-owned subsidiary. Mr. Vercelli, the majority stockholder of Midrange Computer Systems Inc. acquired these shares upon consummation of the merger and became a stockholder.

(3)          Bjurman, Barry & Associates is an investment advisor.  George A. Bjurman and Owen T. Barry III may, as a result of their ownership in and positions with Bjurman, Barry & Associates be deemed to be indirect beneficial owners of the shares held by it. The filing of a Schedule 13G on February 15, 2007 is not deemed an admission by Mr. Bjurman and Mr. Barry III that either individual beneficially owns the securities attributed to Bjurman, Barry & Associates for any purpose.

(4)          Includes 60,000 shares that Mr. Meland may acquire upon exercise of stock options within 60 days of March 19, 2007.

(5)          Includes 280,000 shares that Mr. Westling may acquire upon exercise of stock options within 60 days of March 19, 2007. Includes 18,750 restricted shares Mr. Westling will acquire on April 6, 2007.

(6)          Includes 60,000 shares that Ms. West may acquire upon exercise of stock options within 60 days of March 19, 2007. Includes 4,625 restricted shares Ms. West will acquire on April 6, 2007.

(7)          Includes 1,200 shares that Mr. Blackey, 38,250 shares that Mr. Lidsky, 89,000 shares that Ms. Loftus, 58,550 shares that Mr. Ousley and 61,600 shares that Mr. Price may acquire upon exercise of stock options within 60 days of March 19, 2007.

Related Party Transactions and Recent Transactions

Recent Acquisition.   On January 31, 2007, we acquired Midrange Computer Systems Inc. (MCSI), a storage consulting, solutions and service provider based in Chicago, Illinois, pursuant to an agreement and plan of merger. We paid a purchase price of $14 million, consisting of $5.0 million cash ($4.5 million of which we paid at closing to MCSI Shareholders and $500,000 of which we deposited in escrow) and 1,163,843 shares of our common stock (1,047,459 shares of which we issued at closing to MCSI Shareholders and 116,384 shares of which we deposited in escrow). Based upon a post closing audit, we will reduce the purchase price by the shortfall, if any, against the agreed upon minimum net assets at the time of closing. Mr. Lodi Vercelli, the majority stockholder of MCSI received 718,673 shares of our common stock and $3,025,750 in cash as a result of this transaction (including amounts attributable to him in escrow).

10b-5 Trading Plan.   On February 14, 2007, our Chairman, Greg R. Meland, established a pre-arranged, personal stock trading plan under SEC Rule 10b5-1 (the “Plan”) to sell a portion of his holdings of our common stock. Mr. Meland has advised us that he intends to use proceeds from sales under his Plan to diversify his personal investments.

The Plan covers the sale of up to 360,000 shares over a one-year period. Subject to a minimum $5.00 per share price, Mr. Meland’s broker will make sales under the Plan of up to 30,000 shares per month. Sales will take place only during the first ten business days of the month. Following completion of the planned sales, and assuming the broker sells all of the shares subject to the Plan, Mr. Meland will continue to own 2,925,690 shares of our common stock.

March 2007 Restricted Stock Awards.   On March 20, 2007, our Compensation Committee approved the grant of 45,000, 18,750 and 11,250 shares of restricted stock to Messrs. Westling and Barnum and Ms. West, respectively, 22,500 restricted shares to Mr. Beyer (whom we recently hired in 2007), and an aggregate pool of 116,250 restricted shares to be awarded to other key members of management. The vesting of these restricted stock awards is based upon the achievement of our predetermined earnings from operations objective for fiscal 2007 as approved by our Board of Directors as further discussed in our compensation discussion analysis under the caption “Long-Term Incentives Awards” on page 14 of this proxy statement.

These awards are granted pursuant to the terms of our standard restricted stock award agreement which provides for the recipient to receive dividends, if any, only on vested shares, and allows for voting as to all shares whether or not vested. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when applicable performance standards are not met or a recipient ceases to be employed with us for any reason other than if (a) we terminate the employment without cause, (b) the executive terminates the employment for good reason, or (c) there is a change of control. In each of those three cases, all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest immediately.

PROPOSAL NUMBER TWO
Amendment to the Datalink Corporation 2000 Director Stock Option Plan

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted FOR the amendment to the 2000 Director Stock Option Plan.

Background

At our 2001 annual meeting, the stockholders approved the Datalink Corporation 2000 Director Stock Option Plan, which was amended in 2001, 2002, 2004 and 2006 (the “Director Plan”). The purpose of the Director Plan is to reward and compensate non-employee directors for membership on the Board of Directors and participation in board and committee meetings. Our specific compensation structure for non-employee directors under the Director Plan which includes stock grants is discussed under the caption “Director Compensation” on page 23 of this proxy statement.

The Director Plan covers a maximum of 300,000 shares. As of January 1, 2007, we no longer had sufficient shares available under the Director Plan to make stock grants to our non-employee directors electing to be paid in stock. On February 20, 2007, upon recommendation of the Compensation Committee, the Board of Directors adopted an amendment to the Director Plan to increase the number of shares of common stock that may be issued thereunder from 300,000 shares to 550,000 shares. This is the only amendment to the Director Plan.

Eligible Participants

Only non-employee Board members may participate in the Director Plan. Currently, we have six non-employee Board members who will participate in the Director Plan.

New Benefits as a Result of the Amendment

The amendment to the Director Plan will not be effective unless the stockholders approve it at the annual meeting. The only benefit as a result of the amendment will be our ability to make stock grants in fiscal 2007 and thereafter to those non-employee directors desiring compensation in stock under the Director Plan. If we are unable to make such awards, our non-employee directors will receive cash in lieu of stock grants. Therefore, until the amendment is approved, we will not be able to make stock awards under the Director Plan, and none have been granted, awarded or received under the amendment.

Benefits under the amendment depend on the number and type of meetings attended through a board service year, services as a chairperson, and whether a non-employee director elects to receive grants of stock in lieu of cash payment for annual retainers and board and committee attendance fees. Thus, it is not possible to determine the total benefits that will be received by our non-employee directors if the amendment is approved by the stockholders. Our specific compensation structure for non-employee directors under the Director Plan is discussed under the caption “Director Compensation” on page 23 of this proxy statement.

We had sufficient shares under the Director Plan during fiscal 2006 to make stock-based awards to those non-employee directors who desired stock-based awards in lieu of cash. See our “Directors Compensation Table” on page 23 of this proxy statement.

Further Amending the Director Plan.

Generally, the Director Plan permits the Board of Directors to amend the Director Plan without stockholder approval except for certain amendments relating to exempt transactions under Section 16b-3 of the Securities and Exchange Act of 1934.

Federal Income Tax Consequences of Amendment to Director Plan

Participants receiving awards under the Director Plan of either cash or shares of our common stock must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE DATALINK CORPORATION 2000 DIRECTOR STOCK OPTION PLAN.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2006

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	1,250,428	$5.00	1,242,673
Equity compensation plans not approved by security holders	—	—	—
Totals	1,250,428	$5.00	1,242,673

(1)          These equity compensation plans consist of our 1999 Incentive Compensation Plan and our 2000 Director Stock Option Plan, each as amended.

Auditing Matters

Audit Committee Report

Note:   The material in this Audit Committee report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and McGladrey & Pullen, LLP, our independent registered public accounting firm (“Independent Auditors”).

The Audit Committee held meetings with the Independent Auditors, both in the presence of management and privately. The Audit Committee discussed the overall scope and plans for the Independent Auditors’ audit, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reports.

The Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by SAS No. 89 and SAS No. 90.

With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence. The Audit Committee has also determined that all of its members are independent within the meaning of NASD Rule 4200(a)(15).

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion in our Annual Report on Form 10-K for the year ended December 31, 2006 of our financial statements as audited by the Independent Auditors for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Brent G. Blackey
Paul F. Lidsky
James E. Ousley

Fees

The following table presents the aggregate fees for professional services provided by McGladrey & Pullen, LLP in fiscal year 2006 and 2005:

Description of Fees	Fiscal Year 2006 Amount	Fiscal Year 2005 Amount
Audit Fees	$144,368	$137,095
Audit-Related Fees	12,477	34,630
Total Audit and Audit-Related Fees	156,845	171,725
Tax Fees	51,003	40,285
Total	$207,848	$212,010

Audit Fees

McGladrey & Pullen, LLP’s fees for audit services including fees for the audit of our 2006 and 2005 annual financial statements, quarterly reviews of our financial statements included in our Form 10-Q filings made during such time periods with the Securities and Exchange Commission and meetings with the Audit Committee.

Audit Related Fees

Audit related fees in 2006 related to fees associated with our acquisition of Midrange Computer Systems Inc. in January 2007 and accounting consultations. Audit related fees in 2005 related to Sarbanes-Oxley 404 considerations, review of an SEC comment letter and responding to technical and accounting questions and related research.

Tax Fees

Fees billed to us by RSM McGladrey, Inc., an entity related to McGladrey & Pullen, LLP, for tax related services provided include preparation of the corporate income tax returns and related filings and other tax compliance assistance.

All Other Fees

There were no other services provided by McGladrey & Pullen, LLP or RSM McGladrey, Inc. not included in the captions above during 2006 or 2005.

Additional Matters Regarding the Independent Auditors

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee expects to select and engage the Independent Auditors to audit our 2007 financial statements. However, the Audit Committee has not yet commenced this process. Accordingly, we are not seeking stockholder ratification of the selection of independent auditors for 2007. A representative of McGladrey & Pullen, LLP will attend the Annual Meeting. This representative will be available to respond to appropriate questions and will have the opportunity to make a statement if the representative desires.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. The Securities and Exchange Commission requires us to identify any of those persons who fail to file such reports on a timely basis. To our knowledge, all such filings were made on a timely basis in 2006.

Information Concerning Stockholder Proposals

A stockholder intending to present a proposal to be included in our proxy materials for the next Annual Meeting of Stockholders must deliver the proposal in writing to our principal executive offices at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589 no later than December 1, 2007.

If the date of the 2008 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2007 Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our principal executive offices at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention Corporate Secretary.

If a stockholder wishes to present a proposal before the 2008 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to us at the address noted above. We must receive such notice no later than February 12, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2007 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal.

Other Matters

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report to Stockholders and Annual Report on Form 10-K

A copy of the 2006 Annual Report to Stockholders accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, is available at no charge to stockholders upon written request to us at our business address. Copies may also be obtained without charge through the Securities and Exchange Commission’s web site at http://www.sec.gov/edgarhp.htm.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Datalink Corporation, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect eight directors:	01	BRENT G. BLACKEY	05	J. PATRICK O’HALLORAN	☐	FOR all	☐	WITHHOLD
		02	PAUL F. LIDSKY	06	JAMES E. OUSLEY		nominees listed		authority to vote for all
		03	MARGARET A. LOFTUS	07	ROBERT M. PRICE		(except as		nominees listed
		04	GREG R. MELAND	08	CHARLES B. WESTLING		marked to the contrary)

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided to the right.)
2. To approve an increase in shares available under the Datalink Corporation 2000 Director
Stock Option Plan, as amended, from 300,000 to 550,000.						☐	FOR ☐	AGAINST	☐ ABSTAIN

3. The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box							Date
Indicate changes below:		☐

						Signature of Stockholder(s)

NOTE: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

						PLEASE SIGN,DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

DATALINK CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007

3:00 p.m.

8170 Upland Circle

Chanhassen, Minnesota 55317-8589

DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317-8589	proxy

This proxy is solicited by the Board of Directors.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the Proxy will be voted “FOR” Proposals 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Gregory T. Barnum and Charles B.Westling, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.